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                                                              EXHIBIT 99.1

               [LOGO OF SECURITY CAPITAL ATLANTIC APPEARS HERE]

                                                                    , 1997

Dear Shareholder:

  Security Capital Atlantic Incorporated ("ATLANTIC") has commenced a rights offering of its shares of common stock. ATLANTIC's shareholders of record on
           , 1997 will receive a dividend of one right for each ATLANTIC share they own. The number of shares of common stock to be offered in the rights offering, the number of rights required to purchase one share of common stock and the exercise price per share cannot be determined at this time, but will be described in the prospectuses and other information to be mailed to shareholders together with their rights certificates.

  Rights certificates and prospectuses will be mailed on or about
  , 1997. Shareholders who do not subscribe may attempt to sell their rights on the New York Stock Exchange until the business day before the rights expire. We cannot assure anyone that a market for the rights will develop.

  The offering will be made only by means of the final prospectus. It will contain important information regarding ATLANTIC and the rights offering. You do not need to take any action at this time. We are sending this letter solely to give you advance notice of the rights offering and to urge you to read the prospectus carefully when you receive it.

  We thank you for your continued support.

                                          Sincerely,


                                          /s/ James C. Potts

                                          James C. Potts
                                          Co-Chairman and
                                          Chief Investment Officer


                                          /s/ Constance B. Moore

                                          Constance B. Moore
                                          Co-Chairman and
                                          Chief Operating Officer